Exhibit 99.2

OAKTREE APPOINTS STEVEN GILBERT TO BOARD OF DIRECTORS
Steve Kaplan Steps Down from Board and Transitions to Advisory Partner Role

LOS ANGELES, CA, October 28, 2016 - Oaktree Capital Group, LLC (NYSE: OAK) today announced the appointment of Steven Gilbert to its Board of Directors, effective as of October 24, 2016. Mr. Gilbert is the founder and Chairman of the Board of Gilbert Global Equity Partners, L.P., an institutional investment firm.

Commenting on Mr. Gilbert’s appointment, Howard Marks, Oaktree’s Co-Chairman, said, “Over three decades, Steve has had an impressive career in private equity investing, investment banking, investment management and law. Additionally, he has owned and operated businesses as well as served as a corporate director for numerous companies. We are excited to welcome Steve to our board and look forward to benefiting from his insight and experience.”

“It is a privilege to be joining Oaktree’s Board of Directors, and I am excited to have the opportunity to take part in overseeing and supporting the progress of this premier alternative investment firm,” said Mr. Gilbert. “I look forward to working alongside the firm’s highly regarded management team to continue building on Oaktree’s success.”

In addition to founding Gilbert Global Equity Partners in 1997, Mr. Gilbert founded Soros Capital, Commonwealth Capital Partners, and Chemical Venture Partners. He currently serves as Vice Chairman of the Executive Board of MidOcean Equity Partners, LP and Co-Chairman of Birch Grove Capital, and has served on the boards of more than 25 companies over the span of his career. Mr. Gilbert received a J.D. degree from Harvard Law School, an M.B.A. from Harvard Business School, and a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Oaktree also announced that Steve Kaplan, Director, Principal, and founder of Oaktree’s Global Principal Group, has decided to retire to pursue his personal interests and will transition to serving as an Advisory Partner to the firm. Mr. Kaplan will assume his new role and step down from Oaktree’s Board of Directors, effective December 31, 2016.

Commenting on Mr. Kaplan’s retirement, Bruce Karsh, Oaktree’s Co-Chairman and Chief Investment Officer, said, “Steve has been an invaluable contributor to the firm’s investment activity over the past 21 years. We are pleased that we will continue to benefit from Steve’s experience, expertise and knowledge through his role as an Advisory Partner moving forward.”

Prior to joining Oaktree in 1995, Mr. Kaplan served as a managing director of TCW and portfolio manager in the TCW Special Credits Group. He currently serves on the boards of Regal Entertainment Group, AdvancePierre Foods, Townsquare Media, Inc., and several private companies and nonprofit organizations, including the UCLA Jonsson Comprehensive Cancer Center Foundation and the New York University School of Law Foundation

About Oaktree
Oaktree is a leader among global investment managers specializing in alternative investments, with $100 billion in assets under management as of September 30, 2016. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide.
Contacts:
Investor Relations:
Oaktree Capital Group, LLC
Andrea D. Williams
(213) 830-6483
investorrelations@oaktreecapital.com

Press Relations:
Sard Verbinnen & Co
John Christiansen
(415) 618-8750
jchristiansen@sardverb.com